UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             -----------------------


                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)             January 21, 2000




                         SUBURBAN PROPANE PARTNERS, L.P.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



DELAWARE                             1-14222              22-3410353
--------------------------------------------------------------------------------
(State or other jurisdiction of      (Commission          (I.R.S. Employer
incorporation or organization)        File No.)            Identification No.)



240 ROUTE 10 WEST,         WHIPPANY, NJ                07981
--------------------------------------------------------------------------------
(Address of principal executive office)                (Zip Code)

(973) 887-5300
--------------------------------------------------------------------------------
(Registrant's telephone number, including area code)












                                                                     Page 1 of 7
                                                         Exhibit Index on Page 4

ITEM 5.  OTHER EVENTS.

On January 21, 2000, Suburban Propane Partners, L.P. issued a press release (the "Press Release"), regarding earnings and an increase in its quarterly distribution to $0.5250 per Common Unit for the quarter ended December 25, 1999. A copy of the press release has been filed as Exhibit 99.1 to this current report.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (C) EXHIBIT. A copy of the press release has been filed as Exhibit 99.1 to this Current Report.

                                   SIGNATURES



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED:








                                    SUBURBAN PROPANE PARTNERS, L.P.



DATE: JANUARY 21, 2000              BY: /S/ ANTHONY M. SIMONOWICZ
                                        -------------------------
                                        ANTHONY M. SIMONOWICZ
                                        VICE PRESIDENT, CHIEF FINANCIAL OFFICER






                                    BY: /S/ EDWARD J. GRABOWIECKI
                                        -------------------------
                                        EDWARD J. GRABOWIECKI
                                        VICE PRESIDENT, CHIEF ACCOUNTING OFFICER

                                    EXHIBITS
                                    --------



EXHIBIT NO.                                EXHIBIT
-----------                                -------

99.1                                       Press Release dated January 21, 2000

                                                                    EXHIBIT 99.1
                                                                    ------------
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

      SUBURBAN PROPANE PARTNERS, L.P. INCREASES COMMON UNIT DISTRIBUTION AS
         EARNINGS AND EBITDA INCREASE DESPITE UNUSUALLY WARM WEATHER AND
                               HIGH PRODUCT COSTS

WHIPPANY, NEW JERSEY, JANUARY 21, 2000 - Suburban Propane Partners, L.P. (NYSE:SPH) today announced a 2.4% increase in its quarterly distribution to $0.5250 per Common Unit, or $2.10 per Common Unit on an annual basis. The increase follows improved net income and EBITDA performance for the quarter ended December 25, 1999.

The quarterly distribution will be payable on February 8, 2000, to Common Unitholders of record as of January 28, 2000. The distribution consists of the Minimum Quarterly Distribution of $0.50 per Unit plus an additional $0.025 per Unit. On an annual basis the distribution equates to $2.10 per Common Unit.

In announcing the increased quarterly distribution, President and Chief Executive Officer Mark A. Alexander said, "Even with the current unfavorable product cost and warm weather environment, we are so encouraged by our progress that the Board has approved another distribution increase much sooner than anticipated. We remain committed to delivering ever increasing value to our Unitholders."

Net income for the quarter ended December 25, 1999 increased $11.6 million or 71.0% to $28.0 million, or $1.23 per Unit, compared to $16.4 million, or $0.56 per Unit, in the prior period. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased $13.7 million or 41.8% to $46.4 million, compared to $32.7 million in the prior quarter.

Excluding the effect of a one-time gain of $10.3 million on the sale of assets, net income for the quarter ended December 25, 1999 increased $1.3 million or 7.9% to $17.7 million, or $0.78 per Unit, compared to $16.4 million, or $0.56 per Unit, in the prior period. EBITDA increased $3.3 million or 10.2% to $36.1 million, excluding the one-time current period gain, compared to $32.7 million in the prior quarter.

Revenues increased $39.2 million or 24.3% to $200.5 million for the first quarter of fiscal 2000, compared to $161.2 million for the prior year period, as a result of higher selling prices reflecting higher propane costs, the results of the SCANA acquisition and an increase in the sales of appliances and related products. Retail gallons sold increased 2.9 million gallons or 2.1% to 140.5 million gallons, compared to 137.6 million gallons in the prior year quarter, principally resulting from the SCANA acquisition.

Temperatures nationwide in the first quarter continued to be unusually warm, averaging 11% warmer than normal, which was comparable with the prior period.

Operating and general & administrative expenses increased $2.3 million or 3.9% to $61.9 million, compared to $59.6 million in the prior year period. The increase is primarily due to higher operating payroll and benefit costs resulting from the SCANA acquisition and, to a lesser extent, higher fuel costs.

Net interest expense increased $1.8 million to $9.4 million, reflecting increased borrowings to fund the SCANA acquisition.

In announcing these results, Mr. Alexander said, "We are extremely pleased with these favorable results, despite the recurrence of unusually warm weather nationwide. We continue to make steady progress in our efforts to strengthen operational performance, and the results are clearly evident. We are also encouraged by the performance of our new business lines acquired from SCANA."

Suburban also announced today that a registration statement was filed with the Securities and Exchange Commission on January 20, 2000. The registration statement provides for the issuance from time to time of up to 10 million common units to be used as the consideration for the acquisition of other businesses. Each time that it is intended that common units be issued pursuant to the registration statement, a prospectus supplement will be filed containing specific information about the terms of that acquisition.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928 and is the nation's third largest propane gas marketer. The Partnership serves over 750,000 residential, commercial, industrial and agricultural customers through approximately 350 customer service centers in more than 40 states. Corporate news, unit prices and additional information about Suburban are available 24 hours a day, 7 days a week on the company's web site. Via the Internet, go to WWW.SUBURBANPROPANE.COM. To receive news releases via fax: Dial 800-758-5804 and input extension 112074.

Company contact:  Robert M. Plante
                  Vice President and Treasurer
                  (973) 503-9252

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
       FOR THE THREE MONTHS ENDED DECEMBER 25, 1999 AND DECEMBER 26, 1998
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                   (UNAUDITED)



                                                  Three Months Ended
                                             December 25,    December 26,
                                                 1999            1998

Revenues
  Propane ..................................   $ 174,008        $ 138,790
  Other ....................................      26,454           22,426
                                               ---------        ---------
                                                 200,462          161,216

Cost and Expenses
  Cost of sales ............................     102,441           68,871
  Operating ................................      55,289           52,274
  Depreciation and amortization ............       9,006            8,782
  General and administrative ...............       6,643            7,326
  Gain on sale of assets ...................     (10,328)            --
                                               ---------        ---------
                                                 163,051          137,253

Income  before interest expense and
   income taxes ............................      37,411           23,963
Interest expense, net ......................       9,399            7,586
                                               ---------        ---------

Income  before provision for income taxes ..      28,012           16,377
Provision for income taxes .................          21                7
                                               ---------        ---------
Net income .................................   $  27,991        $  16,370
                                               =========        =========

General Partner's interest in net income ...   $     560        $     327
Limited Partners' interest in net income ...      27,431           16,043
Net income per Unit ........................   $    1.23 (c)    $    0.56
Weighted average number of Units outstanding      22,236           28,726

Supplemental Information:
EBITDA(a) ..................................   $  46,417 (b)    $  32,745
Retail gallons sold ........................     140,516          137,603


(a) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and it is not in accordance with nor superior to generally accepted accounting principles but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution or the increased quarterly distribution.

(b) EBITDA for the three months ended December 25, 1999 was $36,089, excluding the gain on the sale of assets.

(c) Net income per Unit for the three months ended December 25, 1999 was $0.78, excluding the gain on the sale of assets.





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